As Filed with the Securities and Exchange Commission on June 14, 2001.
File No. 333-36082

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dominion Resources, Inc.

(Exact name of registrant as specified in its charter)

Virginia	54-1229715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Tredegar Street
Richmond, Virginia 23219
(804) 819-2000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patricia A. Wilkerson, Vice President and Corporate Secretary
Karen W. Doggett, Assistant Corporate Secretary
Dominion Resources, Inc.
120 Tredegar Street,
Richmond, Virginia 23219
(804) 819-2000

(Name, address, including zip code, and telephone number, including area code, of agent of service)
Approximate date of commencement of proposed sale to the public: From time to time after effectiveness.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to its Registration Statement on Form S-3 (Registration No. 333-36802), Dominion Resources, Inc. registered 10,000,000 shares of its Common Stock to be issued in connection with its dividend reinvestment and direct stock purchase plan, Dominion Direct, formerly Dominion Direct Investment. This Post-Effective Amendment No. 1 reflects updates and changes to the Prospectus for Dominion Direct, including changes to some of the procedures for the direct stock purchase plan.

Front Cover:

Dominion Direct logo

Prospectus

 Dominion Direct

 10,000,000 Shares of Common Stock (Without Par Value)

June , 2001

Dominion Resources, Inc.

Inside text:

Dominion Direct logo

Dated June , 2001

Dominion Resources, Inc.
Dominion Direct (formerly, Dominion Direct Investment)
A Direct Stock Purchase Plan for Dominion Common Stock

10,000,000 Shares of Common Stock
(Without Par Value)

- Purchase stock without a broker's fee.
- Increase your ownership by reinvesting dividends and making optional monthly investments.
- Transfer shares at no charge.
- Own shares without holding certificates.
- Sell shares with minimal fees.

The common stock offered in this prospectus has not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of these securities.

-      Annual Report on Form 10-K for the year ended December 31, 2000 filed March 20, 2001,

-       Current Reports on Form 8-K filed January 12, 2001, January 24, 2001 and May 25, 2001,

-       Quarterly Report on Form 10-Q for the quarter ending March 31, 2001 filed May 8, 2001 and

-       The description of the Company's common stock contained in Form 8-B (Item 4) dated April 29, 1983.

You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

Corporate Secretary
Dominion Resources, Inc.
120 Tredegar Street
Richmond, Virginia 23219
1-804-819-2000
Shareholder_Services@dom.com

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus amendment is accurate as of any date other than the date on the front of those documents.

About Dominion

Dominion Resources, Inc. (Dominion) is a fully integrated natural gas and electric utility holding company headquartered in Richmond, Virginia. As of June 2001, the company had a total power-generation portfolio of more than 21,000 megawatts, is one of the largest independent oil and natural gas exploration and production companies in North America and serves nearly 4 million retail natural gas and electric customers. For more information about Dominion, visit the company's web site at www.dom.com.

A Summary of Important Plan Features

Investing in Dominion

As you know, investing in the stock market will always entail risk. There may be risks associated with Dominion stock in particular that may be outlined from time to time in our periodic reports that are filed with the SEC.

Before you invest in Dominion, we encourage you to review the company's latest reports including the most recent Annual Report on Form 10-K. Keep in mind that these reports contain forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially from management's projections, forecasts and estimates. We outline some of these risks and uncertainties periodically in our public filings with the SEC, including those described under "Cautionary Factors That May Affect Future Results" in our most recent Form 10-K, Item 1. (Also see, Where You Can Find More Information).

You should recognize that neither Dominion nor the Administrator can assure a profit or protect against a loss on Dominion common stock purchased under Dominion Direct.

Any investor who wishes to make an initial purchase of Dominion stock can do so by completing an Enrollment Form and sending a check or money order to the Administrator.

Investments:

-   New participants must make an initial investment of at least $250; or you may elect to make monthly installments of $40 or more a month for 12 consecutive months, by either mail or automatic bank withdrawal.

-    Current participants or certificate holders may make periodic investments of $40 or more at any time.

-    The Administrator reserves the right to return any investment over $100,000 per quarter.

Dividends on all or some of your shares can be reinvested in Dominion Common Stock. You will receive a confirmation statement for each transaction. Each statement, except the Year-to-Date Summary, includes a form that you may use to make additional investments, sell shares or request certificates.

If you already own Dominion shares and have certificates, you can deposit them in Dominion Direct for safekeeping.

You pay no fees or brokerage commissions when you buy shares and only minimal brokerage commission fees when you sell shares. If Dominion is funding the plan with open market purchases rather than newly issued shares, then it will pay any commissions for these purchases. The commissions paid by Dominion will be taxable income to you and reported as dividends on your 1099-DIV form.

Please read this prospectus carefully. If you are a Dominion shareholder now - or if you decide to become a shareholder - please keep this prospectus with your permanent investment records since it contains important information about Dominion Direct.

Dominion Shareholder Services is the Administrator of Dominion Direct. The mailing address, e-mail address and phone numbers are:

Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261-6532
Shareholder_Services@dom.com
1-800-552-4034
1-804-775-2500

Who Can Join

-  Current shareholders of Dominion.

-  New investors residing in the U.S. who would like to become shareholders.

-  Foreign citizens as long as their participation would not violate any laws in their home countries.

How To Enroll

-     If you hold shares of Dominion in certificate form, fill out the Enrollment Form and return it to the Administrator along with your       investment of $40 or more.

-    If you own shares of Dominion but they are held in the name of a bank or broker (that is, in "street name"), complete and send to      the Administrator the Enrollment Form along with a check for $250 or more, or commit to $40 or more a month for 12 consecutive      months.

-    If your shares are held in "street name" you may participate in Dominion Direct by instructing your broker to register the shares in      your name or by making arrangements with the broker to participate on your behalf.

-    If you do not own Dominion stock, or if you are already a participant and wish to establish a separate account (for example, a joint      account with your spouse, or a custodian account for a minor), fill out the Enrollment Form and return it to the Administrator.

Enclose a check or money order, in U.S. dollars, for a minimum investment of $250 or commit to make installment payments of $40 or more for 12 consecutive months.

Investment Requirements

-     All investments must be made in U.S. dollars.

-     Investments over $100,000 per quarter may be returned at the discretion of the Administrator.

-     New participants must make an initial investment of at least $250 or commit to make monthly installments of $40 or more a month       for 12 consecutive months.

-    Additional investments must be at least $40 and in the form of a check or money order made payable to Dominion Resources, Inc.

-    Once you enroll in the plan, you can authorize the Administrator to debit your savings or checking account by completing a debit      authorization form. (If you terminate your account, the debit authorization will be removed automatically).

If your share balance fails to meet the minimum five share requirement after 12 months of participation, your account may automatically be terminated at the discretion of the Administrator.

How Shares Are Purchased

-    At Dominion's discretion, shares purchased through Dominion Direct will be either newly issued or purchased in the open market.      There are no fees to purchase shares. If Dominion is funding the plan with open market purchases rather than newly issued      shares, then it will pay any commissions for these purchases. The commissions paid by Dominion will be taxable income to you       and reported as dividends on your 1099-DIV form.

-    Open market purchases are made by an independent agent selected by the Administrator.

-    Shares will be purchased on the 5th and 20th of each month or the next business day. Checks must be received two business days      prior to a purchase. Note: Shareholders who send checks or cash drafts that are returned for insufficient funds will be charged     an administrative fee of $25.

-   Reinvested dividends will be used to purchase shares beginning on the 20th of the month or the next business day on which a     dividend is paid.

-   Due to regulatory requirements, Dominion Direct may be required to make open market purchases over two or more consecutive     business days.

You will not earn interest on any cash investments. You can get a refund on any cash investment up to 48 hours prior to the purchase of any shares by writing to the Administrator.

How Shares Are Priced

The price of shares purchased through Dominion Direct will be either:

-     For newly issued shares - the average of the high and low sales prices as reported on the New York Stock Exchange Composite       Tape and reported on The Wall Street Journal's website at www.wsj.com, or

-     For open market purchases - the average cost of all shares purchased on a particular day or the average cost of all shares       purchased over the course of several days if the purchase cannot be completed in one day. (Note: Due to regulatory      requirements, Dominion Direct may be required to make open market purchases over two or more consecutive business days).

You cannot instruct the Administrator to purchase shares at a specific time or at a specific price under Dominion Direct.

Dividends

Dividends, if declared, are generally paid on the 20th of March, June, September and December.

By completing a dividend authorization you may select one of the following options:

- Full dividend reinvestment

- Partial dividend reinvestment

- Cash dividends

You can receive a check or have your dividends directly deposited to your bank account by completing a direct deposit authorization form.

Sales

You can sell some or all of the shares you have accumulated in Dominion Direct or shares you currently hold in certificate form by completing and mailing the withdrawal form that is attached to your statement, along with any certificates. Sign the withdrawal form exactly as the name(s) appear on your account. Shares are generally sold at least once a week at the then current market price. Sale dates can vary or be suspended for up to two weeks for administrative purposes.

Proceeds you receive will be less a fee that is expected to be no more than 13 cents per share and covers brokers fees and a portion of our administrative costs of this plan.

When you make a sale request you must specify the number of shares you want sold not the dollar amount you would like to receive. Your written request must be received by the Administrator by the close of business on the business day before a sale date. You may call the Administrator at 1-800-552-4034 for exact sale dates. You may fax your request to sell shares to the Administrator at (804) 771-6768. Please follow-up by calling the Administrator at the 800 number to confirm receipt of your fax.

The Administrator cannot accept instructions to sell on a specific day or at a specific price. If you prefer to have more control over the timing and sales prices, you can request a certificate for your shares and sell them through a broker of your choosing.

When selling shares, please note that a five (5) share minimum must be maintained in order to keep your account open. The Administrator reserves the right to sell, without notification, any and all shares that fall below this five (5) share minimum requirement.

Statements

The Administrator will send you a confirmation statement for each transaction. Each statement includes a form that you may use to make additional investments, sell shares, or issue certificates. A Year-to-Date Summary that details the entire year's transactions is mailed at the end of each year.

Stock Certificates

To get a stock certificate for any of the shares held in your plan account, send written instructions to the Administrator. All certificates will be issued in the account holder's name.

Please note: Five shares must remain in your account to keep it open. Otherwise, the Administrator reserves the right to sell, without notification, any and all shares that fall below this five (5) share minimum.

Share Safekeeping

Your stock certificates are valuable and expensive to replace if lost or stolen. Dominion Direct offers you the convenience of depositing your certificates for safekeeping.

To deposit your stock certificates into your Dominion Direct account, send them to the Administrator with a completed and signed letter of transmittal that can be obtained by calling the Administrator.

Do not endorse the certificate(s)

When mailing certificates, we recommend that you use Registered Mail, insured for 2% of the market value of the certificates.

Share Transfers

To transfer some or all of your shares to another name, call the Administrator to request "Transfer Instructions." Signatures must be Medallion Guaranteed by a financial institution. Once your completed transfer instructions are received, your request will be processed promptly by the Administrator. This service is free.

Note: A new Dominion Direct account can only be opened with a transfer of five shares or more.

Changes to Your Account

To make changes to your account, send the Administrator written instructions signed exactly as the name(s) appear on your account.

Please be sure to include your social security number and daytime phone number on all correspondence.

Closing Accounts

To close your Dominion Direct account, give written notice to the Administrator or complete and return the withdrawal form attached to your confirmation statement. If you terminate your account, future dividends on shares you hold will be paid in cash.

Tax Consequences

All dividends paid to you - whether or not they are reinvested - are considered taxable income including any brokerage fees we paid for open market purchases. These fees are not expected to be more than seven cents per share. The total amount will be reported to you, and to the Internal Revenue Service, shortly after the end of each year.

Any sale of shares made through the Administrator will also be reported to the IRS as required by law. Any profit or loss you incur should be reflected when you file your income tax returns.

Dividends on Dominion Direct shares held for non-resident aliens or non-U.S. entities are generally subject to withholding taxes. Any dividend reinvestment will be made net of any withholding taxes.

Cost Basis

Dominion does not calculate your cost basis. We urge you to consult your own tax advisor for assistance with the calculation. Special tax issues may apply to some participants.

Be sure to keep your statements for income tax purposes. You may obtain copies of statements for the previous five years for a fee of $5 per year. You should submit a written request along with your check payable to Dominion Resources Services, Inc. Historical pricing is available at www.dom.com.

Voting

Each share of common stock is entitled to one vote in the election of directors or any matter submitted to shareholders. Common shareholders are not entitled to preemptive or cumulative voting rights.

For any shareholder meeting you will receive a proxy that will cover all the Dominion shares you hold, both in Dominion Direct and in the form of stock certificates. The proxy allows you to indicate how you want your shares to be voted. We will vote your shares as you indicate. If you do not vote your Dominion Direct shares, the Administrator will vote your shares according to the recommendation of Dominion's Board.

Stock Splits and Other Distributions

If Dominion declares a stock split or stock dividend, we will credit your account with the appropriate number of shares on the payment date.

If Dominion decides to distribute shares in book-entry form (rather than certificates), these shares will be added to your Dominion Direct account. The Administrator will serve as custodian of your shares. You will be entitled to all the rights and privileges outlined in this prospectus.

In the event of a stock subscription or other offering of rights to shareholders, your rights will be based on your total registered holdings (the shares held in Dominion Direct plus any certificate shares held by you).

Changes to Dominion Direct

We may add to, modify or terminate Dominion Direct and its administrative procedures at any time. We will send you written notice of any significant changes.

Responsibilities of Dominion and the Administrator

Dominion Shareholder Services will administer Dominion Direct. The Administrator will respond to inquiries from participants, maintain records, send statements of accounts, and perform other duties related to Dominion Direct. In addition, the Administrator will administer the nominee account of Dominion shares held for the benefit of Dominion Direct participants and will appoint an independent agent who will be responsible for purchasing and selling Dominion shares in the open market.

Dominion believes its serving as Administrator to Dominion Direct rather than a registered broker-dealer or federally insured bank poses no material risk to any participating investor.

You should recognize that neither Dominion nor the Administrator can assure a profit or protect against a loss on Dominion common stock purchased under Dominion Direct. The continuation of Dominion Direct by Dominion does not constitute an assurance with respect to either the value of Dominion common stock or whether Dominion will continue to pay dividends on its common stock or at what rate.

In acting under the terms and conditions of Dominion Direct as described in this prospectus, neither Dominion nor any of its agents or subsidiaries shall be liable with respect to the price at which Dominion common stock is purchased for your account or with respect to any fluctuation in the market value before or after the purchase of Dominion common stock.

Governing Law

The laws of the Commonwealth of Virginia govern the terms and conditions of Dominion Direct.

Use of Proceeds

The proceeds from the sale by Dominion of newly issued common shares offered by Dominion Direct will be added to the general corporate funds of Dominion and will be used to meet its working capital requirements and the working capital requirements of its subsidiaries.

Experts

The financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph referring to a change in the method of accounting used to develop the market-related value of pension plan assets and a change in the method of accounting for oil and gas exploration and production activities to the full cost method of accounting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Legal Matters

Mr. James F. Stutts, Esq., Vice President and General Counsel of Dominion, has passed upon the legality of the securities being offered pursuant to Dominion Direct

Limitations of Liability and Indemnification Under the Securities Act

Neither Dominion nor the Administrator will be liable for any act, or for any failure to act, as long as they have made good faith efforts to carry out the terms of Dominion Direct as described in this prospectus and on the forms that accompany each investment or activity. The SEC believes that this liability limitation does not cover violations of federal securities laws.

We indemnify our officers and directors to the fullest extent permitted under Virginia law against all liabilities incurred in connection with their service to us. The SEC believes that indemnification of officers and directors for liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

Back Cover:

Dominion logo

Ticker Symbol (NYSE)

D

E-mail inquiries

Shareholder_Services@dom.com

Website address

www.dom.com

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261-6532

1-800-552-4034

1-804-775-2500

Fax number

1-804-771-6768

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee...............................................................................................................	$118,223
Printing Expenses..............................................................................................................................................................................	52,500
Accounting Fees and Expenses......................................................................................................................................................	10,000
New York Stock Exchange Listing Fee...........................................................................................................................................	35,000
Legal Fees and Expenses.................................................................................................................................................................	15,000
Miscellaneous Expenses..................................................................................................................................................................	3,777
Total................................................................................................................................................................................................	$234,500

Item 15. Indemnification of Directors and Officers.

Article VI of Dominion's Articles of Incorporation mandates indemnification of its directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) and any other applicable law. The Virginia Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Dominion Resources is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

In addition, Article VI of Dominion's Articles of Incorporation limits the liability of its directors and officers to the full extent permitted by the Virginia Act as now and hereafter in effect. The Virginia Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation's articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of Dominion's Articles of Incorporation, together with the Virginia Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Dominion has purchased directors' and officers' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 16. Exhibits.
Exhibit No.	Description of Document

4.1	Articles of Incorporation as in effect on August 9, 1999 (Exhibit 3(i), Form 10-Q for the quarter ended June 30, 1999, File No. 1-8489, incorporated by reference).
4.2	Articles of Amendment, effective March 12, 2001 (Exhibit 3(ii), Form 10-K for the year ended December 31, 2000, File No. 1-8489, incorporated by reference).
4.3	Bylaws as in effect on October 20, 2000 (Exhibit 3, Form 10-Q for the quarter ended September 30, 2000, File No. 1-8489,incorporated by reference).
5	Opinion of James F. Stutts, Esq., Vice President and General Counsel of Dominion Resources, Inc. (previously filed).
23.1	Consent of James F. Stutts, Esq., Vice President and General Counsel of Dominion Resources, Inc. (previously filed).
23.2	Consent of Deloitte & Touche LLP (Exhibit 23, Form 10-K for the year ended December 31, 2000, File No. 1-8489, incorporated by reference).
24	Powers of Attorney (previously filed).

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to the Company's Registration Statement (File No. 333-36082) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on the 14th day of June, 2001.

DOMINION RESOURCES, INC.

By:	/s/ Thos. E. Capps
Thos. E. Capps, Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 14th of June, 2001.

Signature	Title

/s/ William S. Barrack, Jr.* William S. Barrack, Jr.	Director

/s/ Thos. E. Capps Thos. E. Capps	Chairman of the Board of Directors, President and Chief Executive Officer

/s/ George A. Davidson, Jr.* George A. Davidson, Jr.	Director

/s/ John W. Harris* John W. Harris	Director

/s/ Benjamin J. Lambert, III* Benjamin J. Lambert, III	Director

/s/ Richard L. Leatherwood* Richard L. Leatherwood	Director

/s/ Margaret A. McKenna* Margaret A. McKenna	Director

/s/ Steven A. Minter* Steven A. Minter	Director

/s/ K. A. Randall* K.A. Randall	Director

/s/ Frank S. Royal* Frank S. Royal	Director

/s/ S. Dallas Simmons* S. Dallas Simmons	Director

II-4
Signature	Title

/s/ Robert H. Spilman* Robert H. Spilman	Director

/s/ David A. Wollard* David A. Wollard	Director

/s/ Thomas N. Chewning Thomas N. Chewing	Executive Vice President and Chief Financial Officer

/s/ Steven A. Rogers Steven A. Rogers	Vice President, Controller and Principal Accounting Officer

*by /s/ Patricia A. Wilkerson Patricia A. Wilkerson

Attorney-in-fact

EXHIBIT INDEX
Exhibit No.	Description of Document

4.1	Articles of Incorporation as in effect on August 9, 1999 (Exhibit 3(i), Form 10-Q for the quarter ended June 30, 1999, File No. 1-8489, incorporated by reference).
4.2	Articles of Amendment, effective March 12, 2001 (Exhibit 3(ii), Form 10-K for the year ended December 31, 2000, File No. 1-8489, incorporated by reference).
4.3	Bylaws as in effect on October 20, 2000 (Exhibit 3, Form 10-Q for the quarter ended September 30, 2000, File No. 1-8489,incorporated by reference).
5	Opinion of James F. Stutts, Esq., Vice President and General Counsel of Dominion Resources, Inc. (previously filed).
23.1	Consent of James F. Stutts, Esq., Vice President and General Counsel of Dominion Resources, Inc. (previously filed).
23.2	Consent of Deloitte & Touche LLP (Exhibit 23, Form 10-K for the year ended December 31, 2000, File No. 1-8489, incorporated by reference).
24	Powers of Attorney (previously filed).